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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
BROADVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:
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	4.	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
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	9.	Date Filed:
May 14, 2002

May 16, 2002

Dear Stockholder:

        On behalf of BroadVision, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 1:00 p.m. local time on Wednesday, June 26, 2002, at the Company's headquarters located at 585 Broadway, Redwood City, California 94063. At the meeting, stockholders will be asked to (a) elect six directors to hold office until the 2003 Annual Meeting of Stockholders; (b) to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) of the Company's issued and outstanding Common Stock in a ratio of one-for-five, one-for-six or one-for-nine, if and as determined by the Company's Board of Directors, at any time before the 2003 Annual Meeting of Stockholders; (c) increase the number of shares available under the Company's Equity Incentive Plan, as amended, by 12,000,000 shares; (d) increase the number of shares available under the Company's Employee Stock Purchase Plan, as amended, by 4,500,000 shares; and (e) ratify the selection of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2002. The accompanying Notice and Proxy Statement describe those proposals.

        The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided whether or not you plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

        We appreciate your interest in the Company. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

Very truly yours,
PEHONG CHEN Chairman of the Board, President and Chief Executive Officer

BROADVISION, INC.
585 Broadway
Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2002

TO THE STOCKHOLDERS OF BROADVISION, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BROADVISION, INC., a Delaware corporation (the "Company"), will be held on Wednesday, June 26, 2002 at 1:00 p.m. local time at the Company's headquarters located at 585 Broadway, Redwood City, California 94063 for the following purposes:

  1.
  To elect directors to serve for the ensuing year and until their successors are elected.

  2.
  To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) of the Company's issued and outstanding Common Stock in a ratio of one-for-five, one-for-six or one-for-nine, if and as determined by the Company's Board of Directors, at any time before the 2003 Annual Meeting of Stockholders.

  3.
  To approve the Company's Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 12,000,000 shares.

  4.
  To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,500,000 shares.

  5.
  To ratify the selection of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2002.

  6.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on May 8, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
FRANCIS BARTON Secretary

Redwood City, California
May 16, 2002

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BROADVISION, INC.
585 Broadway
Redwood City, California 94063

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

June 26, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of BroadVision, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 26, 2002, at 1:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters located at 585 Broadway, Redwood City, California 94063. The Company intends to mail this proxy statement and accompanying proxy card on or about May 16, 2002 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on May 8, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 8, 2002, the Company had outstanding and entitled to vote 288,430,012 shares of Common Stock.

        Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

VOTING VIA THE INTERNET OR BY TELEPHONE

        Stockholders may grant a proxy to vote their shares on the Internet, and stockholders whose shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program may also grant a proxy to vote their shares by telephone.

        The Internet voting procedures below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

        Stockholders of record may go to http://www.computershare.com/us/proxy to grant a proxy to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired.

For Shares Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in "street name" receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company's proxy card.

        A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet (or By Telephone)

        Votes submitted via the Internet must be received by 11:59 p.m. (Mountain Time) on June 25, 2002. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 585 Broadway, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC") is January 16, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of this year's Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

        There are six nominees for the seven Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each director having been elected by the stockholders.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

        The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation/ Position Held With The Company
Pehong Chen	44	Chairman of the Board of Directors, President and Chief Executive Officer
David L. Anderson	58	Managing Director, Sutter Hill Ventures
Todd A. Garrett	60	Private Investor
Koh Boon Hwee	51	Executive Director, MediaRing.com Ltd
Klaus Luft	60	President, Market Access for Technology Services GmbH
Carl Pascarella	59	President and Chief Executive Officer, Visa U.S.A.

        Pehong Chen has served as Chairman of the Board, Chief Executive Officer and President of the Company since its incorporation in May 1993. From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, Inc., a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of, Gain Technology, Inc., a provider of multimedia applications development systems, which was acquired by Sybase, Inc. Dr. Chen currently serves on the Board of Directors of SINA.com. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

        David L. Anderson has served as a director of the Company since November 1993. Since 1974, Mr. Anderson has been a managing director of Sutter Hill Ventures, a venture capital investment firm. Mr. Anderson currently serves on the Board of Directors of Dionex Corporation and Molecular Devices Corporation. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

        Todd A. Garrett has served as a director of the Company since January 1999. Mr. Garrett is currently a private investor. In 1999, Mr. Garrett retired from Procter & Gamble Company, where he held various key executive positions within the company since joining it in 1985. These positions included: Vice President, Asia/Pacific; Vice President, U.S. Beauty Care; Group President, President of Worldwide Strategic Planning, Beauty Care Products; Senior Vice President; and Chief Information Officer. Mr. Garrett holds a B.A. from the University of Rochester and an M.B.A. from Xavier University.

        Koh Boon Hwee has served as a director of the Company since February 1996. Mr. Koh is Executive Director of MediaRing.com Ltd, a Singapore Stock Exchange-listed company focusing on the development of products and services based on voice-over Internet protocol technologies. He is also currently Chairman of Singapore Airlines Ltd and serves on the Board of Directors of QAD Inc. He was previously Chairman of Singapore Telecommunications Limited from 1986 to 2001, Chairman of Omni Industries Limited, a contract manufacturer, from 1997 to 2001, Chairman of the Wuthelam Group of Companies, a diversified Singapore company with subsidiaries engaged in, among other things, real estate development, hotel management and high technology, from 1991 to 2000 and Managing Director of Hewlett Packard Singapore from 1985 to 1990. Mr. Koh holds a B.S. in Mechanical Engineering from the University of London and an M.B.A. from Harvard University.

        Klaus Luft has served as a director of the Company since February 2000. Mr. Luft is the founder, owner and President of MATCH - Market Access for Technology Services GmbH, a private company in Munich, Germany that provides sales and marketing services to high technology companies. He is also the founder and Chairman of the supervisory board of Artedona AG, a privately held e-commerce company established in 1999 and headquartered in Munich. Since August 1990, Mr. Luft has served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. He also serves on the Board of Directors of Dell Computer Corporation. Mr. Luft is a member of the International Advisory Board of the International University of Germany. Mr. Luft received his German Arbitur in Bruchsal, Germany.

        Carl Pascarella has served as a director of the Company since September 1997. Since August 1993, Mr. Pascarella has been President and Chief Executive Officer of Visa U.S.A. From January 1983 to August 1993, he was Assistant Chief General Manager of the Asia-Pacific region of Visa U.S.A. Before joining Visa U.S.A., Mr. Pascarella was Vice President of the International Division of Crocker National Bank. He also served as Vice President of Metropolitan Bank at Bankers Trust Company. Mr. Pascarella holds a B.A. from the University of Buffalo and an M.B.A. from Harvard University.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 31, 2001, the Board of Directors held seven meetings and acted by unanimous written consent one time. The Board has an Audit Committee and a Compensation Committee.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; consults with the independent auditors and discusses with senior management the scope and quality of controls; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Garrett, Luft and Pascarella. It met eight times during the fiscal year. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter.

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is presently composed of three non-employee directors: Messrs. Anderson, Koh and Pascarella. It met three times during the fiscal year and acted by unanimous written consent four times.

        The Non-Officer Option Committee, established in May 1997, awards stock options to non-officer employees or consultants, not to exceed 90,000 shares per non-officer employee or consultant per fiscal year, at or after the hiring of such employee or consultant. The sole member of the Non-Officer Option Committee is Dr. Chen.

        During the fiscal year ended December 31, 2001, each Board member except Mr. Pascarella attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001, which include the consolidated balance sheets of the Company as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and the notes thereto.

        Review With Management.    The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

        Review and Discussions With Independent Accountants.    The Audit Committee has discussed with Arthur Andersen LLP, the Company's former independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (that relates to the accountant's independence from the Company and its related entities) and has discussed with Arthur Andersen LLP its independence from the Company.

        Conclusion.    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended.

        The Audit Committee Charter provides that one duty of the Audit Committee is to recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year. In performing that duty, the Audit Committee recommended that the Company change its independent auditors to BDO Seidman, LLP for the fiscal year ending December 31, 2002 due to an anticipated future non-audit business relationship between Arthur Andersen LLP and the Company.

AUDIT COMMITTEE

Todd A. Garrett
Klaus Luft
Carl Pascarella

*
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PROPOSAL 2

AUTHORIZATION FOR THE BOARD TO EFFECT
A ONE-FOR-FIVE, ONE-FOR-SIX OR ONE-FOR-NINE
REVERSE STOCK SPLIT

BACKGROUND

        The Company's stockholders are being asked in this Proposal 2 to act upon a proposal to authorize the Board of Directors to amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock in a ratio, if and as determined by the Board of Directors, of one-for-five, one-for-six or one-for-nine, at any time prior to the 2003 Annual Meeting of Stockholders.

        If the reverse split is approved by the stockholders, the Board of Directors may subsequently approve and effect, in its sole discretion, the reverse split based upon any of the following ratios: one-for-five, one-for-six or one-for-nine. The Board of Directors' determination of whether to complete the reverse split, and the applicable ratio, will be based upon the advice of the Company's management and financial consultants, with the primary purpose of retaining the Company's Nasdaq National Market listing and the liquidity of its Common Stock.

        The Company believes that the reverse split may be desirable for a number of reasons. The Company believes that a higher share price could help generate interest in the Company among investors, broaden the Company's potential institutional investor base and lower transaction costs for both institutional and individual investors. Additionally, the Company believes that, as a result of the reduction in the number of outstanding shares of its Common Stock, the Company's capital structure will better reflect the current market environment and will be more consistent with comparable software technology companies. The Company also believes that the reverse split may be necessary to enable the Company to maintain compliance with the Nasdaq minimum bid price listing standard.

        The Company's Common Stock is quoted on the Nasdaq National Market. In order for a company's common stock to continue to be quoted on the Nasdaq National Market, it must satisfy various listing maintenance standards established by Nasdaq. Among other things, the company is required to have stockholders' equity of at least $10 million, and the common stock held by persons other than officers, directors and beneficial owners of greater than 10% of the company's total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must own at least 100 shares and the company's common stock must have a minimum bid price of at least $1.00 per share. The Company is currently in compliance with Nasdaq's listing requirements. If a company is unable to meet the Nasdaq National Market listing requirements, its common stock may be transferred to the Nasdaq SmallCap Market. In order for a company's common stock to be quoted on the Nasdaq SmallCap Market, the company must satisfy various listing maintenance standards established by Nasdaq. If a company was not able to meet these requirements for listing on the Nasdaq SmallCap Market, its common stock would trade on the OTC Bulletin Board maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to provide less efficient markets with a narrower investor base than the Nasdaq National Market.

        As of May 8, 2002, the Company's Common Stock had a closing bid price of $0.99. From May 1, 2001 to May 1, 2002, the closing bid price on the Company's Common Stock was below $1.00 for a total of 15 days, of which ten and five days were consecutive. Although the Company is currently in compliance with Nasdaq's minimum closing bid price requirement, because of (a) the unpredictable effects of possible economic and political instability on the stock markets, (b) the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and (c) the fact that the Company's Common Stock has recently been trading at a price per share near

$1.00, the Company's management and Board of Directors consider it prudent to seek the advance approval of the stockholders for a one-for-five, one-for-six or one-for-nine reverse stock split in the event the Company does not continue to meet Nasdaq's minimum bid price listing standard or otherwise determine that a reverse split would be in the best interests of the Company and its stockholders.

        The effect of the reverse split upon the market price for the Company's Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. The market price per share of the Company's Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of the Company's Common Stock outstanding resulting from the reverse split. The market price of the Company's Common Stock may also be based on the Company's performance and other factors, some of which may be unrelated to the number of shares outstanding. Furthermore, the possibility exists that liquidity in the market price of the Company's Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. The market price per post-reverse split share may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, and the Company may not otherwise meet the Nasdaq requirements for continued inclusion for trading on the Nasdaq National Market.

BOARD DISCRETION TO IMPLEMENT REVERSE SPLIT

        If the reverse split is approved by the stockholders of the Company, the reverse split will be effected, if at all, prior to the 2003 Annual Meeting of Stockholders only upon a determination by the Board of Directors, after consultation with its financial advisors, that the reverse split is in the best interests of the Company and its stockholders at that time. Such determination will be based upon certain factors, including but not limited to the then current price of the Company's Common Stock, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the reverse split by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect the reverse split.

MATERIAL EFFECTS OF PROPOSED REVERSE SPLIT

        The reverse split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of the Company's stockholders owning a fractional share. In lieu of issuing fractional shares, the Company will pay cash for each fractional share to each stockholder owning fractional shares, as described below. Although the reverse split will not affect any stockholder's percentage ownership or proportionate voting power (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced and will increase the ability of the Board to issue such authorized and unissued shares without further stockholder action. This issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Amended and Restated Certificate of Incorporation or Bylaws.

        The principal effect of the reverse split will be that (a) the number of shares of Common Stock issued and outstanding will be reduced from approximately 288.3 million shares as of April 22, 2002 to a range of approximately 32.0 million to 57.7 million shares, depending on the reverse split ratio determined by the Board, (b) all outstanding options entitling the holders thereof to purchase shares of

Common Stock will enable such holders to purchase, upon exercise of their options, one-fifth, one-sixth or one-ninth, as applicable, of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to five, six or nine times, as applicable, the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (c) the number of shares reserved for issuance in the Company's Equity Incentive Plan, Employee Stock Purchase Plan and 2000 Non-Officer Equity Incentive Plan will be reduced to one-fifth, one-sixth or one-ninth, as applicable, of the number of shares currently included in each such plan. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

        The reverse split will not affect the par value of the Company's Common Stock. As a result, on the effective date of the reverse split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to one-fifth, one-sixth or one-ninth, as applicable, of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's Common Stock will be increased because there will be fewer shares of the Company's Common Stock outstanding.

        The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

        If the reverse split is approved by the Company's stockholders and the Board of Directors has determined to effect the reverse split at any time prior to the 2003 Annual Meeting of Stockholders, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares. The text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A to this proxy statement; provided, however, that the text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse split, including the applicable ratio for the reverse split.

        As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the "exchange agent." Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

FRACTIONAL SHARES

        The Company will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of any such fractional share interest, each holder of pre-reverse split shares who as a result of the reverse split would otherwise receive a fractional share of post-reverse split Common Stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sales price of the Company's Common Stock on the effective date as reported on the Nasdaq National Market by (b) the number of shares of pre-reverse split Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest. Such amount will be issued to such holder in the form of a check in accordance with the exchange procedures outlined above.

NO DISSENTER'S RIGHTS

        Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's charter to effect the reverse split and the Company will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

        The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

        The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

        A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

        No gain or loss will be recognized by the Company as a result of the reverse stock split.

VOTE REQUIRED

        The affirmative vote of the holders of a majority of the shares of the Common Stock, will be required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation to effect the reverse split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE EQUITY INCENTIVE PLAN, AS AMENDED

        In April 1996, the Board of Directors of the Company adopted, and the stockholders subsequently approved, the Company's Equity Incentive Plan (the "Incentive Plan"). Originally, there were 45,000,000 shares of the Company's Common Stock authorized for issuance under the Incentive Plan. In March 1998, the Board approved, and the stockholders subsequently approved, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan from a total of 45,000,000 shares to 53,775,000 shares of Common Stock. In February 1999, the Board approved, and the stockholders subsequently approved, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan from a total of 53,775,000 shares to 61,875,000 shares of Common Stock. In August 1999, the Board approved, and the stockholders subsequently approved, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan from a total of 61,875,000 shares to 70,875,000 shares of Common Stock. In February 2000, the Board approved, and the stockholders subsequently approved, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan from a total of 70,875,000 shares to 84,000,000 shares of Common Stock. In February 2001, the Board approved, and the stockholders subsequently approved, an amendment to the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan from a total of 84,000,000 shares to 96,000,000 shares of Common Stock.

        In February 2002, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan from a total of 96,000,000 shares to 108,000,000 shares of Common Stock. The Board adopted this amendment to ensure that the Company can continue to grant stock awards to employees, directors and consultants at levels determined appropriate by the Board, the Compensation Committee and the Non-Officer Option Committee.

        As of March 31, 2002, options (net of cancelled or expired options) covering an aggregate of 42,792,183 shares of the Company's Common Stock had been granted under the Incentive Plan, and only 12,043,958 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan. During the last fiscal year, under the Incentive Plan, the Company granted to all current executive officers as a group options to purchase 8,445,746 shares at exercise prices of $1.35 to $14.0625 per share and to all employees (excluding executive officers) as a group options to purchase 22,517,660 shares at exercise prices of $0.88 to $14.0625 per share.

        In February 2000, the Board adopted the Company's 2000 Non-Officer Equity Incentive Plan (the "Non-Officer Plan"), which provides for the grant of nonstatutory stock options to employees and consultants of the Company. The Non-Officer Plan authorizes the issuance of 6,000,000 shares of the Company's Common Stock. Only employees of the Company who are not officers or directors are eligible to receive options under the Non-Officer Plan, unless the option is an inducement essential to an officer entering into an employment contract with the Company. Options granted under the Non-Officer Plan are not intended by the Company to qualify as incentive stock options under the Code. As of March 31, 2002, options (net of cancelled or expired options) covering an aggregate of 2,639,129 shares of the Company's Common Stock had been granted under the Non-Officer Plan, and 3,360,746 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Non-Officer Plan. During the last fiscal year, under the Non-Officer Plan, the Company granted to all employees as a group options to purchase 2,404,173 shares at an exercise price of $3.89. As of March 31, 2002, options to purchase a total of 19,983,495 shares of the Company's Common Stock had been granted outside of the Incentive Plan and the Non-Officer Plan, of which options covering 5,383,268 shares at exercise prices of $0.889 to $50.3848 per share were outstanding.

        The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of December 31, 2001.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (i.e., Incentive Plan, Employee Stock Purchase Plan, 1993 Interleaf Stock Option Plan and 1994 Interleaf Employee Stock Option Plan)	41,300,140	$4.9489	14,170,587
Equity compensation plans not approved by security holders (i.e., Non-Officer Plan and non-plan grants)	7,292,607	$7.72	3,360,746
Total	48,592,747	$5.209	17,531,333

        Stockholders are requested in this Proposal 3 to approve the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

        The essential features of the Incentive Plan, as amended, are outlined below:

GENERAL

        The Incentive Plan provides for the grant of both incentive and nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively, "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted only stock options under the Incentive Plan.

PURPOSE

        The Board adopted the Incentive Plan to provide a means by which selected employees, directors and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, assist in retaining the services of such persons, secure and retain the services of persons capable of filling such positions and provide incentives for such persons to exert maximum efforts for the success of the Company. As of March 31, 2002, all of the Company's approximately 968 employees were eligible to participate in the Incentive Plan.

ADMINISTRATION

        The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

        The Board of Directors is authorized to delegate administration of the Incentive Plan to a committee composed of one or more members of the Board. The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

        The regulations under Section 162(m) of the Code ("Section 162(m)") require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, a committee appointed by the Board may consist solely of two or more "outside directors." See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

STOCK SUBJECT TO THE INCENTIVE PLAN

        Subject to this Proposal, an aggregate of 108,000,000 shares of Common Stock is reserved for issuance under the Incentive Plan. The stock subject to the Incentive Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the stock not acquired under such awards again becomes available for issuance under the Incentive Plan.

ELIGIBILITY

        Incentive stock options may be granted under the Incentive Plan only to employees, including officers, of the Company and its affiliates. Employees, including officers, directors and consultants are eligible to receive all other types of awards under the Incentive Plan.

        No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, for incentive stock options granted under the Incentive Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year, under all such plans of the Company and its affiliates, may not exceed $100,000.

        No person may be granted options under the Incentive Plan during any calendar year to purchase in excess of 6,300,000 shares of Common Stock. This limitation permits the Company under Section 162(m) to continue to be able to deduct as a business expense certain compensation attributable to the exercise of options granted under the Incentive Plan. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m).

TERMS OF OPTIONS

        The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

        Exercise Price; Payment.    The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Incentive Plan may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. If options were granted to covered executives with exercise prices below fair market value of the stock, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." As of May 8, 2002, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $1.00 per share.

        The exercise price of options granted under the Incentive Plan must be paid: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

        Option Exercise.    Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest at the rate of 1/48th per month (25% per year) with one-year cliff vesting, during the optionee's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an agreement that allows the Company to repurchase unvested shares at their exercise price, should the optionee's service terminate before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

        Term.    The maximum term of options under the Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan terminate three months after termination of the optionee's service, unless (a) such termination is due to such person's disability, in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies before the optionee's service has terminated, or within a specified period following termination of service, in which case the option may, but need not, provide that it may be exercised within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual option grants by their terms may provide for exercise within a longer or shorter period of time following termination of service. The post termination exercise period may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

        Payment.    The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

        The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either in cash at the time of purchase or at the discretion of the Board

(a) pursuant to a deferred payment arrangement or (b) in any other form of legal consideration acceptable to the Board.

        Vesting.    Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

ADJUSTMENT PROVISIONS

        If there is any change in the stock subject to the Incentive Plan or subject to any awards granted under the Incentive Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Incentive Plan, the maximum number of shares that may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

        The Incentive Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, or specified type of merger or other corporate reorganization, that such awards outstanding under the Incentive Plan will continue in full force and effect unless any surviving corporation either assumes such awards or substitutes similar awards. In the event that any surviving corporation declines to assume awards outstanding under the Incentive Plan, or to substitute similar awards, then the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised prior to the effective date of an event described above. The acceleration of awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

        The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on April 15, 2006.

        The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) increase the number of shares reserved for issuance; (b) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy the requirements of Section 422 of the Code); or (c) modify the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 ("Rule 16b-3") of the Exchange Act or to satisfy the requirements of Section 422 of the Code or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

        Under the Incentive Plan, an incentive stock option may not be transferred by the optionee other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except as provided in the nonstatutory stock option agreement, or if such agreement does not provide for transferability, then by will or by the laws of descent and distribution. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company may be subject to restrictions on transfer which the Board deems appropriate. Rights under a stock bonus or restricted stock bonus agreement may be transferred only as provided in the terms of the applicable agreement.

FEDERAL INCOME TAX INFORMATION

        Incentive Stock Options.    Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

        There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

        If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

        Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

        To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.    Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences.

        There are no tax consequences to the optionee or the Company by reason of the grant. Upon acquisition of the stock, the optionee normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionee elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

        Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition or vesting of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

        Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant.

        Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the applicable regulations only if (a) the award is granted by a compensation committee comprised solely of "outside directors," (b) the award is granted or exercisable only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the compensation committee certifies in writing prior to the granting or exercisability of the award that the performance goal has been satisfied and (d) prior to the granting or exercisability of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

PROPOSAL 4

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

        In April 1996, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 5,400,000 shares of the Company's Common Stock. The stockholders of the Company approved the adoption of the Purchase Plan in June 1996. In March 1998, the Board approved, and the stockholders subsequently approved, an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan from 5,400,000 shares to 7,200,000 shares of Common Stock. In February 1999, the Board approved, and the stockholders subsequently approved, an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan from 7,200,000 shares to 9,900,000 shares of Common Stock. In February 2001, the Board approved, and the stockholders subsequently approved, an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan from 9,900,000 shares to 11,400,000 shares of Common Stock. As of March 31, 2002, an aggregate of 10,652,920 shares had been granted under the Purchase Plan and 747,080 shares remained available for future grant under the Purchase Plan. During the last fiscal year, shares were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: all current executive officers as a group, 11,354 shares ($3.937), and all employees (excluding executive officers) as a group, 2,623,827 shares ($2.6375).

        In February 2002, the Board approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan 11,400,000 shares to 15,900,000 shares of Common Stock. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

        Stockholders are requested in this Proposal 4 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted towards vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

        The essential features of the Purchase Plan, as amended, are outlined below.

PURPOSE

        The purpose of the Purchase Plan is to provide a means by which employees of the Company, and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan, may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of March 31, 2002, all of the Company's approximately 968 employees except Dr. Chen were eligible to participate in the Purchase Plan.

        The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

        The Board administers the Purchase Plan and has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employees of the Company shall be eligible to participate in the Purchase Plan. The Board has the power to delegate administration of the Purchase Plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in itself the administration of the Purchase Plan.

STOCK SUBJECT TO PURCHASE PLAN

        Subject to this Proposal, an aggregate of 15,900,000 shares of Common Stock is reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

OFFERINGS

        The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The maximum length for an offering under the Purchase Plan is 27 months. Currently, under the Purchase Plan, each offering is 12 months long.

ELIGIBILITY

        Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company, or any designated subsidiary, on the first day of an offering is eligible to participate in that offering.

        However, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary, including any stock which such employee may purchase under all outstanding rights and options. In addition, no employee may purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time such rights are granted, under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PURCHASE PLAN

        Eligible employees become participants in the Purchase Plan by delivering to the Company, within the time specified in the offering, a participation agreement authorizing payroll deductions of up to the maximum percentage specified by the Board of such employee's earnings during the offering.

PURCHASE PRICE

        The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering or (b) 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

        The purchase price of the shares is accumulated by payroll deductions during the offering. A participant may reduce or increase his or her payroll deductions on the first day of any calendar quarter purchase period. A participant may also reduce or terminate his or her payroll deductions at any time during the offering. A participant may increase or begin such payroll deductions after the beginning of any purchase period as provided for in the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company.

PURCHASE OF STOCK

        Upon execution of an agreement to participate in the Purchase Plan by an employee, shares of Common Stock are purchased on the employee's behalf under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number specified in the Purchase Plan, the Board will make a pro rata allocation of available shares. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

WITHDRAWAL

        A participant may withdraw from a given offering by terminating his or her payroll deductions and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering except as provided by the Board in the offering.

        Upon any employee withdrawal, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that particular offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

        Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock.

RESTRICTIONS ON TRANSFER

        Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

ADJUSTMENT PROVISIONS

        If there is any change in the stock subject to the Purchase Plan or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Purchase Plan and outstanding rights thereunder will be appropriately adjusted as to the class and maximum number of shares subject to the Purchase Plan, and the class, number of shares and price per share of stock subject to such outstanding rights.

EFFECT OF CERTAIN CORPORATE EVENTS

        In the event of a dissolution, liquidation, specified type of merger of the Company or stock acquisition, the surviving or acquiring corporation will assume the rights under the Purchase Plan or substitute similar rights, the rights will continue in full force and effect, or the participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the corporate event described above and the participants' rights under the ongoing offering terminated.

DURATION, AMENDMENT AND TERMINATION

        The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

        Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

FEDERAL INCOME TAX INFORMATION

        Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

        A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

        If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering over the exercise price, determined as of the beginning of the offering, will be treated as ordinary income. Any further gain or any loss will be taxed as a capital gain or loss. Long-term capital gains are generally subject to lower tax rates than ordinary income.

        If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain, which will be long-term capital gain if the stock was held for more than one year. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.

        There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of tax reporting obligations).

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of BDO Seidman, LLP. Abstentions will be counted toward the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5.

FEES OF INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2001

        The following information provides the aggregate fees billed to the Company by its former independent auditors, Arthur Andersen LLP, for services rendered for the year ended December 31, 2001.

        Audit Fees.    During the fiscal year ended December 31, 2001, the aggregate fees billed by Arthur Andersen LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements were $370,000.

        Financial Information Systems Design and Implementation Fees.    During the fiscal year ended December 31, 2001, no fees were billed by Arthur Andersen LLP for information technology consulting fees.

        All Other Fees.    During fiscal year ended December 31, 2001, the aggregate fees billed by Arthur Andersen LLP for professional services other than audit and information technology consulting fees were $794,350. These fees were for consulting related to various accounting matters in the amount of $739,350 and assistance in tax planning and consulting in the amount of $55,000.

        The Audit Committee has determined the rendering of the non-audit services by Arthur Andersen LLP is compatible with maintaining the auditor's independence.

CHANGE IN ACCOUNTANTS

        On April 8, 2002, the Company received notice from Arthur Andersen LLP of its resignation as the Company's auditors as a result of the Company's plans to change independent public accountants for the fiscal year ending December 31, 2002 due to an anticipated future non-audit business relationship between the two companies. The Audit Committee recommended BDO Seidman, LLP to replace Arthur Andersen LLP, and on May 7, 2002, the Company engaged BDO Seidman, LLP as its independent auditors for the fiscal year ending December 31, 2002. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        The reports of Arthur Andersen LLP on the Company's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's two most recent fiscal years, and through April 8, 2002, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference thereto in their report.

        During the Company's two most recent fiscal years, and through April 8, 2002, except as subsequently described, there have been no reportable events (as defined in SEC Regulation S-K Item 304(a)(1)(v)). In a letter dated March 30, 2001, Arthur Andersen LLP informed the Company that it noted certain matters involving the Company's internal controls that it considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. The reportable conditions related to the Company's purchase requisition processes and invoice processing procedures. Members of the Audit Committee discussed this matter with Arthur Andersen LLP. The Company has implemented procedures to address the reportable conditions and has authorized Arthur Andersen LLP to respond fully to the inquiries of the successor accountant.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2002 by: (a) each nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares(#)	Percent of Total(%)
Pehong Chen(2)	56,635,005	19.4%
Randall C. Bolten(3)	1,369,127	*
Chris M. Grejtak(4)	197,590	*
Nancy Mills-Turner(5)	491,521	*
James Thanos(6)	1,645,292	*
David L. Anderson(7)	1,618,513	*
Koh Boon Hwee(8)	1,702,742	*
Todd A. Garrett(4)	370,000	*
Klaus Luft(4)	64,770	*
Carl Pascarella(9)	450,883	*
All current directors and executive officers as a group (11 persons)(10)	62,801,464	21.5%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 288,294,098 shares outstanding on March 31, 2002, adjusted as required by rules promulgated by the SEC. The Company's directors and executive officers can be reached at BroadVision, Inc., 585 Broadway, Redwood City, California 94063.

(2)
Includes 36,660,000 shares held in trust by Dr. Chen and his wife for their benefit and 3,760,005 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares. Excludes 2,700,000 shares of Common Stock held in trust by independent trustees for the benefit of Dr. Chen's children.

(3)
Includes 1,192,470 shares of Common Stock held in trust by Mr. Bolten and his wife for their benefit and 176,657 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 31, 2002.

(4)
Represents shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(5)
Includes 470,236 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(6)
Includes 36,098 shares of Common Stock held in a family trust by Mr. Thanos and his wife and 1,466,786 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(7)
Includes 277,505 shares held by the Anderson Living Trust, of which Mr. Anderson is trustee, 988,014 shares of Common Stock held in a retirement trust over which Mr. Anderson exercises voting and investing power and 122,771 shares of Common Stock owned by Anvest L.P., over which Mr. Anderson exercises voting and investing power. Mr. Anderson disclaims beneficial ownership of the shares held by Anvest L.P., except to the extent of his pecuniary interest therein. Mr. Anderson disclaims beneficial ownership of the shares of Common Stock held by the other persons and entities associated with Sutter Hill Ventures, except to the extent of his pecuniary interest therein. Includes 180,223 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(8)
Includes 540,000 shares of Common Stock held by Seven Seas Group Ltd., in which Mr. Koh holds a controlling interest, and 457,020 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(9)
Includes 75,833 shares of Common Stock issuable upon the exercise of a stock option exercisable within 60 days of March 31, 2002, subject to repurchase of unvested shares.

(10)
Includes the information contained in the notes above, as applicable, for directors and executive officers of the Company as of March 31, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that an initial report of ownership was filed late by Mr. Barton.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance of Board and Committee meetings in accordance with Company policy.

        Each director of the Company is eligible to receive stock option grants under the Incentive Plan. As of December 31, 2001, non-employee directors held options to purchase an aggregate of 1,497,205 shares of the Company's Common Stock. Additionally, in May 2001, the Company announced a voluntary stock option exchange program for its employees, including its executive officers, and directors. Under the program, employees and directors of the Company had the opportunity, if they so chose, to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date at the fair market value on the date of grant. The offer remained outstanding until 5:00 p.m., Pacific Daylight Time, on May 25, 2001. These elections were required to include all options granted during the prior six-month period. Mr. Luft elected to participate in the offer and tendered options in return for the Company's promise to grant new options on November 27, 2001. On November 27, 2001, the Company granted an option to Mr. Luft to purchase 240,000 shares, at the fair market value of $3.89 per share, the closing sale price of the Company's Common Stock as quoted on the Nasdaq National Market on the day prior to the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for the fiscal years December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other three most highly compensated executive officers at December 31, 2001 and one former executive officer who resigned from his position during fiscal year 2001 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Annual Bonus ($)	Other Compensation	Securities Underlying Options (#)(7)
Pehong Chen(2) Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	$204,167 341,667 250,000	$150,000 25,000 106,250	— — —	4,540,000 — 4,500,000
Randall C. Bolten(3) Former Chief Financial Officer and Executive Vice President, Operations	2001 2000 1999	220,000 215,783 166,320	48,800 45,000 37,500	— — —	50,000 50,000 180,000
Chris Grejtak(4) Executive Vice President, Worldwide Marketing and Business Development	2001 2000 1999	202,031 — —	24,900 — —	— — —	440,798 — —
Nancy Mills-Turner(5) Former Executive Vice President and General Manager, Worldwide Professional Services	2001 2000 1999	248,584 220,000 68,475	118,300 152,250 2,500	— — —	355,868 200,000 960,000
James Thanos(6) Executive Vice President and General Manager, Worldwide Field Organization	2001 2000 1999	283,750 220,000 218,000	108,529 460,894 85,000	82,336 116,275 299,677	658,309 300,000 600,000

(1)
Includes amounts earned but deferred at the election of the Named Executive Officers under the Company's 401(k) plan.

(2)
Does not include $145,833 in salary for August through December 2001 that Dr. Chen elected not to receive until the Company reaches certain financial goals.

(3)
Employment as an executive officer of the Company ended July 2001. Includes $91,667 in salary paid from last regular day worked through December 2001.

(4)
Became an executive officer of the Company in February 2001. Employment as an executive officer of the Company ended in April 2002.

(5)
Became an executive officer of the Company in September 1999. Employment as an executive officer of the Company ended in January 2002.

(6)
Became an executive officer of the Company in March 1998.

(7)
For fiscal year 2001, includes 50,000, 330,000 and 300,000 shares underlying options granted to Mr. Bolten, Mr. Grejtak and Mr. Thanos, respectively, in connection with the Company's option exchange program, as described more fully in "Stock Option Grants and Exercises."

STOCK OPTION GRANTS AND EXERCISES

        The Company grants options to its executive officers under its Incentive Plan. As of March 31, 2002, options to purchase a total of 42,792,183 shares were outstanding under the Incentive Plan and options to purchase 12,043,958 shares remained available for grant thereunder.

        In May 2001, the Company announced a voluntary stock option exchange program for its employees, including its executive officers and directors. Under the program, employees of the Company had the opportunity, if they so chose, to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date at the fair market value on the date of grant. The offer remained outstanding until 5:00 p.m., Pacific Daylight Time, on May 25, 2001. These elections were required to include all options granted during the prior six-month period. On November 27, 2001, the Company granted options under the Incentive Plan and Non-Officer Plan to those employees and directors who elected to participate in the program, at the fair market value of $3.89 per share, the closing sale price of the Company's Common Stock as quoted on the Nasdaq National Market on the day prior to the date of grant. The options granted under the program vest over four years.

        The following table shows for the fiscal year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2001(%)(1)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
			Exercise Price Per Share ($/Sh)(2)
Name				Expiration Date
					5% ($)	10% ($)
Pehong Chen(4)	4,500,000	13.32%	$7.39	5/24/11	$20,950,650	$52,875,450
	40,000	0.12	3.89	11/26/11	98,028	247,404
Randall C. Bolten(4)	50,000	0.15	3.89	11/26/11	122,535	309,255
Chris Grejtak(5)	440,798	1.31	3.89	11/26/11	1,080,264	2,726,380
Nancy Mills-Turner	300,000	0.89	7.39	5/24/11	1,396,710	3,525,030
	55,869	0.17	3.89	11/26/11	136,918	345,555
James Thanos	658,309	1.95	3.89	11/26/11	1,613,318	4,071,707

(1)
Based on options to purchase 33,773,447 shares granted in 2001.

(2)
The exercise price per share of each option was equal to the closing sale price of the Common Stock as quoted on the Nasdaq National Market on the day prior to the date of grant.

(3)
The potential realizable value is based on the term of the option at its time of grant, which is ten years. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock. The five percent and ten percent columns represent assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4)
The options have a term of ten years, subject to earlier termination in certain events related to termination of employment, and vest at the rate of 1/48th per month (25% per year) with one-year cliff vesting. The options will fully vest in the event of dissolution or liquidation or other corporate reorganization, unless the acquiring company assumes the options or substitutes similar options.

(5)
Excludes 330,000 shares granted to Mr. Grejtak on January 29, 2001 that were cancelled in connection with the Company's option exchange program, as described more fully in "Stock Option Grants and Exercises."

FISCAL YEAR-END OPTION VALUES OF UNEXERCISED OPTIONS

			Number of Securities Underlying Unexercised Options at December 31, 2001 (#)(2)
					Value of Unexercised In-The-Money Options at December 31, 2001 ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Pehong Chen	4,500,000	$1,195,200	2,907,922	4,132,078	—	—
Randall C. Bolten	—	—	136,004	165,153	$180,649	$89,462
Chris Grejtak	—	—	12,909	427,889	—	—
Nancy Mills-Turner	—	—	332,373	943,495	—	—
James Thanos	—	—	1,118,324	1,661,039	1,090,821	834,914

(1)
Value received is based on the per share deemed values of the Company's Common Stock on the date of exercise, determined after the date of grant solely for financial accounting purposes, less the exercise price, without taking into account any taxes that may be payable in connection the transaction.

(2)
Reflects vested and unvested shares at December 31, 2001. Options granted are immediately exercisable, but are subject to the Company's right to repurchase unvested shares on termination of employment.

(3)
Fair market value of the Company's Common Stock at December 31, 2001, which was $2.74 per share, less the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
OF DIRECTORS ON EXECUTIVE COMPENSATION*

        The Compensation Committee of the Board of Directors (the "Committee") is composed of the non-employee directors identified at the end of this report. None of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member. The Committee is responsible for setting and administering the policies which govern annual performance, and determines the compensation of the Chief Executive Officer ("CEO") and other executive officers of the Company.

COMPENSATION PHILOSOPHY

        The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to ensure a direct relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During 2001, the Company used base salary, annual incentives and long-term incentives under the Incentive Plan to achieve these objectives. In carrying out these objectives, the Committee considers the following:

  •
  The level of compensation paid to executive officers in positions of companies similarly situated in size and products. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include public and private companies comparable in size, products or industry to the Company.

  •
  The individual performance of each executive officer. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

  •
  Corporate performance, which is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals as typically reflected in the annual operating plan.

  •
  The responsibility and authority of each position relative to other positions within the Company.

        The Committee does not quantitatively weigh these factors but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation follows.

BASE SALARY

        Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size and products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting periodic compensation reviews, the Committee considers each individual executive officer's achievements in meeting Company financial and business objectives during the prior fiscal year, as well as the executive officer's performance of individual responsibilities and the Company's financial position

*
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

and overall performance. The Committee periodically considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer.

ANNUAL INCENTIVE

        Annual bonus incentives for executives are intended to reflect the Company's belief that management's contribution to stockholder returns comes from achieving operating results that maximize the Company's earnings and cash flow over a multi-year time horizon. The Company believes that the achievement of its performance objectives depends on (a) its ability to deliver outstanding products and services to its customers, (b) its success in establishing and maintaining a position of strength in its chosen markets and (c) its short- and long-term profitability, as well as the quality of that profitability. For purposes of annual incentive compensation, progress toward these performance objectives is measured against the results anticipated in the Company's annual operating plan, which is approved by the Board of Directors.

        The 2001 incentive compensation for executive officers other than the CEO was based in part on the achievement of total Company results consistent with the Company's 2001 operating plan, as well as achievement of other objectives in the 2001 operating plan specific to such officers' individual areas of management responsibility.

        The Company believes that this incentive compensation structure closely links the incentives paid to its executives with the results necessary to create long-term value for stockholders.

LONG-TERM INCENTIVE

        The Committee also endorses the position that stock ownership by management is beneficial in aligning management and stockholder interests in enhancing stockholder value. In that regard, stock options also are used to retain executives and motivate results to improve long-term stock market performance. Stock options are granted at the prevailing market value and will have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of the Company's officers and senior executives, and recommends additional stock option grants as appropriate.

        The Committee determines the number of options to be granted to executive management based on (a) competitive practice within the comparison group used in determining base salary, (b) historical performance of the executive and (c) the amount of prior grants held by the executives, as well as the number of vested versus unvested options. When using comparative data, the Company targets its option grants in the mid to high range of comparable companies.

        Section 162(m) limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain covered employees in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Stock options granted under the Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant are considered to be "performance-based compensation."

CEO COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

        Dr. Chen served as Chairman, President and Chief Executive Officer throughout the year, and he continues to hold such offices.

        Dr. Chen's base salary, annual incentives and long-term incentives were determined in accordance with the criteria described in the "Base Salary," "Annual Incentive" and "Long-Term Incentive" sections of this report. Dr. Chen's base salary in 2001 was $350,000. See "Summary Compensation Table." This amount, together with a potential annual incentive tied to the achievement of 2001 revenue and net income targets, was estimated to provide an annual cash compensation level which would be competitive with the mid to high range of compensation paid by comparable software companies. Based on Dr. Chen's and the Company's operating performance in 2001, Dr. Chen was granted options to purchase 4,500,000 shares of Common Stock.

OPTION REPRICING

        In May 2001, the Company announced a voluntary stock option exchange program for its employees, including its executive officers, and directors. Under the program, employees and directors of the Company had the opportunity, if they so chose, to elect to cancel outstanding stock options held by them in exchange for an equal number of new options to be granted at a future date at the fair market value on the date of grant. The offer remained outstanding until 5:00 p.m., Pacific Daylight Time, on May 25, 2001. These elections were required to include all options granted during the prior six-month period. Among the Named Executive Officers, Messrs. Bolten, Grejtak and Thanos elected to participate in the offer and tendered options to purchase a total of 50,000, 330,000 and 300,000 shares of Common Stock, respectively, in return for the Company's promise to grant new options on November 27, 2001. On November 27, 2001, the Company granted options to purchase 50,000, 330,000 and 300,000 shares of Common Stock, respectively, at the fair market value of $3.89 per share, the opening price of the Company's Common Stock on such date.

CONCLUSION

        Through the plans described above, a significant portion of the Company's executive compensation programs and Dr. Chen's compensation are contingent on Company performance and realization of benefits closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

David L. Anderson
Koh Boon Hwee
Carl Pascarella

OPTION REPRICING INFORMATION*

        The following table shows certain information concerning the cancellation and subsequent regrant of options received by the Company's executive officers during the last ten years.

Name	Date	Number of Securities Underlying Options Cancelled and Regranted (#)	Market Price of Stock at Time of Regrant ($)	Exercise Price at Time of Cancellation ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Cancellation or Regrant
Pehong Chen	—	—	—	—	—	—
Randall C. Bolten	11/27/01	50,000	3.89	26.875	3.89	8.5 years
Chris Grejtak	11/27/01	330,000	3.89	14.0625	3.89	9.125 years
Nancy Mills-Turner	—	—	—	—	—	—
James Thanos	11/27/01	300,000	3.89	42.4375	3.89	8.25 years

*
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EMPLOYMENT AND SEPARATION AGREEMENTS WITH EXECUTIVE OFFICERS

        Separation Agreement between the Company and Chris M. Grejtak.    Mr. Grejtak resigned from his position as Executive Vice President, Chief Marketing Officer and all other corporate offices and positions he held with the Company, effective April 12, 2002. The Company agreed to provide Mr. Grejtak with one year of severance and health benefits, payable over 12 months, and six months of additional stock option vesting. The Company and Mr. Grejtak executed a mutual release of claims. Nothing in the separation agreement affected the Company's indemnification or defense obligations to Mr. Grejtak that arose from his employment with the Company, and Mr. Grejtak agreed to cooperate with the Company with respect to any existing or future litigation or similar proceedings to the extent requested by the Company.

        Separation Agreement between the Company and Nancy Mills-Turner.    Ms. Mills-Turner resigned from her position as Executive Vice President, Worldwide Products & Services and General Manager and all other corporate offices she held with the Company, effective January 25, 2002, and became an employee advisor to the Company for one year. The Company agreed to pay Ms. Mills-Turner her regular salary during this one-year advisory period. Ms. Mills-Turner is also eligible to participate in the Company's benefit plans to the extent permitted by each plan during the one-year period. Ms. Mills-Turner's stock options will continue to vest for the first six months of the one-year period. In addition, Ms. Mills-Turner received her performance bonus for the third quarter of 2001. The Company and Ms. Mills-Turner each executed a mutual release of claims. The Company agreed to indemnify, hold harmless and defend Ms. Mills-Turner in various civil actions and future actions in which Ms. Mills-Turner is named as a defendant based on her employment with the Company.

        Amended and Restated Separation Agreement between the Company and Randall Bolten.    On June 29, 2001, the Company and Mr. Bolten entered into a separation agreement and, on September 28, 2001, the Company and Mr. Bolten amended and restated the agreement. Mr. Bolten resigned from his position as Executive Vice President and Chief Financial Officer and all other corporate offices he held with the Company, effective July 31, 2001, and became an employee advisor to the Company for one year. The Company agreed to pay Mr. Bolten his regular salary during this one-year advisory period. Mr. Bolten is also eligible to participate in the Company's benefit plans to the extent permitted by each plan during the one-year period. Mr. Bolten's stock options continued to vest for the first six months of the one-year period. In addition, Mr. Bolten received his performance bonus for the second and third quarters of 2001. The Company and Mr. Bolten each executed a mutual release of claims. The Company agreed to indemnify, hold harmless and defend Mr. Bolten in various civil actions and future actions in which Mr. Bolten is named as a defendant based on his employment with the Company.

        Offer Letter from the Company to Francis Barton.    On October 22, 2001, the Company offered Mr. Barton employment with the Company in the position of Executive Vice President and Chief Financial Officer, which offer Mr. Barton accepted. Pursuant to the offer letter, the Company will pay Mr. Barton $320,000 per year and a target bonus of 37.5% of his base salary paid quarterly. Mr. Barton is also receiving a sign-on bonus of $100,000 payable in four quarterly installments. Mr. Barton must be employed by the Company on the last day of the quarter in order to receive the applicable installment of the sign-on bonus. Mr. Barton is eligible to participate in the Company's employee benefit plans. Mr. Barton also received a stock option to purchase 2,100,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the stock underlying the option on the date of grant, which was $1.35. 25% of the shares subject to the option will vest on the first anniversary of Mr. Barton's date of hire and the remaining shares will vest in equal monthly installments over the subsequent three years.

        In the event Mr. Barton's employment with the company is involuntarily terminated without cause at any time, Mr. Barton agrees to provide consulting services to the Company for up to one year. If Mr. Barton executes a release of claims upon such termination of employment without cause,

Mr. Barton will receive that portion of his target bonus that would have been paid in the quarter in which his employment is terminated as if his employment had not terminated. During such consulting period, Mr. Barton will receive $26,666.67 per month as a consulting fee, and his outstanding stock options will continue to vest.

        In the event of change of control of the Company, in addition to the benefits described above and upon execution of a release of claims, if Mr. Barton's employment with the Company is involuntarily terminated without cause or voluntarily terminated for good reason within 13 months of the effective date of such change of control, 50% of the unvested shares subject to his outstanding stock options shall vest and become exercisable. If any payment made to Mr. Barton would constitute a parachute payment under the Code, Mr. Barton will receive the entire payment or a reduced amount, whichever results in his receipt, on an after-tax basis, of the greater amount of the payment.

PERFORMANCE MEASUREMENT COMPARISON*

        The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1996 for (a) the Company's Common Stock, (b) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index") and (c) the JP Morgan H&Q Internet 100 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG BROADVISION, INC., THE NASDAQ INDEX
AND THE JP MORGAN H&Q INTERNET 100 INDEX

*
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

        The Company has entered into employment and separation agreements with certain executive officers. See "Employment and Separation Agreements with Executive Officers."

        The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for in such agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party be reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are stockholders of the Company will be "householding" the Company's proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Corporate Secretary, BroadVision, Inc., 585 Broadway, Redwood City, California 94063. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
FRANCIS BARTON Secretary

May 16, 2002

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge upon written request to: Corporate Secretary, BroadVision, Inc., 585 Broadway, Redwood City, California 94063.

APPENDIX A

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BROADVISION, INC.

        BROADVISION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:    The name of the Corporation is BroadVision, Inc.

        SECOND:    The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 13, 1993.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

        The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

"IV.

          A. The total number of shares of all classes of stock which the corporation has the authority to issue is                          (                ) shares, consisting of two classes:                          (                ) shares of Common Stock, $0.0001 par value per share, and                          (                ) shares of Preferred Stock, $0.0001 par value per share. Upon the filing of this Certificate of Amendment, every                          (            ) shares of Common Stock outstanding shall be combined into one (1) share of Common Stock; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of such fractional share."

        FOURTH:    Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, BroadVision, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this     th day of                         , 200  .

BROADVISION, INC.
	By:	Pehong Chen, President and Chief Executive Officer
ATTEST:
Secretary

PROXY	PROXY

BROADVISION, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2002

The undersigned hereby appoints Pehong Chen and Fran Barton, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BroadVision, Inc., a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 585 Broadway, Redwood City, California on Wednesday, June 26, 2002 at 1:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 1

To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

01  Pehong Chen

02  David L. Anderson,

03  Todd A. Garrett

04  Koh Boon Hwee

05  Klaus Luft

06  Carl Pascarella

☐  FOR All nominees listed (except as marked to the contrary)

☐  WITHHOLD Authority to vote for all nominees listed

To withhold authority to vote for any individual nominee, write that nominee’s name in the following space.

___________________

PROPOSAL 2

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) of the Company’s issued and outstanding Common Stock in a ratio of one-for-five, one-for-six or one-for-nine, if and as determined by the Company’s Board of Directors, at any time before the 2003 Annual Meeting of Stockholders.

☐  FOR

☐  AGAINST

☐  ABSTAIN

PROPOSAL 3

To approve the Company’s Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 12,000,000 shares.

☐  FOR

☐  AGAINST

☐  ABSTAIN

PROPOSAL 4

To approve the Company’s Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 4,500,000 shares.

☐  FOR

☐  AGAINST

☐  ABSTAIN

PROPOSAL 5

To ratify the selection of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2002.

☐  FOR

☐  AGAINST

☐  ABSTAIN

Dated:	, 2002

Signature

Signature if held jointly

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give the full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by an authorized person.

INTERNET VOTING INSTRUCTION:  Go to the following web site, www.computershare.com/us/proxy, enter your 14 digit CONTROL NUMBER and 5 digit PIN NUMBER located at the bottom of this proxy, and then follow the voting instructions on the screen.  If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

CONTROL NUMBER	PIN NUMBER

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 AUTHORIZATION FOR THE BOARD TO EFFECT A ONE-FOR-FIVE, ONE-FOR-SIX OR ONE-FOR-NINE REVERSE STOCK SPLIT
PROPOSAL 3 APPROVAL OF THE EQUITY INCENTIVE PLAN, AS AMENDED
PROPOSAL 4 APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
PROPOSAL 5 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
EMPLOYMENT AND SEPARATION AGREEMENTS WITH EXECUTIVE OFFICERS
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG BROADVISION, INC., THE NASDAQ INDEX AND THE JP MORGAN H&Q INTERNET 100 INDEX
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BROADVISION, INC.